Exhibit 99.1

NEWS RELEASE 9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: Aaron Jacoby
(309) 693-5880
Aaron.Jacoby@rlicorp.com
www.rlicorp.com

RLI Declares Regular and Special Dividend

PEORIA, ILLINOIS, November 13, 2014, RLI Corp. (NYSE:RLI) — RLI Corp. announced today its board of directors has declared an extraordinary cash dividend of $3.00 per share of common stock, which is expected to total approximately $129 million, and a regular quarterly cash dividend of $0.18 per share, unchanged from the prior quarter. Both dividends are payable on December 22, 2014, to shareholders of record as of November 28, 2014.

“Today’s special dividend demonstrates RLI’s commitment to disciplined capital management,” said RLI Corp. Chairman & CEO Jonathan E. Michael. “Our capital strategy continues to balance the need for long-term growth with the reality that this growth will often be opportunistic in nature and dependent on market conditions. As we reported last month, growth in book value has been very strong, up 12% through the first three quarters, adding $104 million to shareholders’ equity.”

“Going forward, I am optimistic that we can fulfill our priority of putting capital to work by growing the business profitability. We remain well-positioned to do so given our capital strength, ratings, talented employees and solid reputation,” said Michael.

Since the beginning of 2010, RLI has returned more than $720 million to shareholders, including today’s announced dividends, in the form of dividends and share repurchases. RLI’s special dividends are not regular in nature and may or may not occur in the future. Any determination to declare a special dividend, as well as the amount of any special dividend, is based on the company’s financial position, earnings, market conditions and other relevant factors at that time, as determined by the board of directors.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving niche or underserved markets. RLI operates in all 50 states from office locations across the country. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company, RLI Indemnity Company and Contractors Bonding and Insurance Company — are rated A+ “Superior” by A.M. Best Company.

For additional information, contact Aaron Jacoby, Vice President, Corporate Development at (309) 693-5880 or at aaron.jacoby@rlicorp.com or visit our website at www.rlicorp.com.

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